RED MOUNTAIN RESOURCES, INC. 8-K

Exhibit 99.2

Red Mountain Resources, Inc. Announces Operational Update

DALLAS, TX, August 12, 2014 – Red Mountain Resources, Inc. (OTCQB : RDMP.QB) (the “Company”) announced the following operational update today.

Net production for the quarter ended June 30, 2014 was approximately 109.2 MBoe, which equates to approximately 1,200 Boe/d based on actual calendar days during the period.

Madera Prospect (Lea County, New Mexico)

The Company owns 2,545 gross (1,132 net) acres in the Madera Prospect. The Company has seven producing wells, one disposal well, and one well awaiting completion in this area. The Madera 25 Federal Com 2H well, which is awaiting completion, has been on hold pending resolution of a casing problem. The Company has resolved the casing issue, and it expects to complete the well with a 20 stage fracture stimulation in September 2014. The Company owns an approximately 30% working interest and 23% net revenue interest in this well. The well is a long-lateral length well, consisting of a total measured depth of approximately 16,000 feet, and targets the Brushy Canyon reservoir. In addition to the Madera 25 Federal Com 2H well, the Company has eight gross (3.4 net) additional Brushy Canyon drilling locations, which include six gross (2.9 net) long-lateral length well locations, each with a total measured depth of approximately 16,000 feet, and two gross (0.5 net) lateral wells, each with a total measured depth of approximately 14,000 feet.

The Company is currently evaluating the additional potential in the Bone Spring, Upper Wolfcamp, and Middle Wolfcamp zones in the Madera Prospect. The three objectives provide 36 potential gross drilling locations (15.1 net), which include 24 gross (12.1 net) long lateral wells and 12 gross (3.0 net) single section lateral wells.

Tom Tom Area (Chaves and Roosevelt Counties, New Mexico)

The Company owns 8,300 gross (6,200 net) acres in the Tom Tom Area. The Company has developed a workover program to reenter, add pay, and retreat existing wells in the area. There are 28 gross wells (21.6 net) that the Company has identified with additional behind pipe pay, and an additional 21 gross wells (17.3 net) on which it expects to perform new acid and fracture stimulations. The Company commenced this workover program in June 2014.

The first workover was on the Strange Federal 1 well in which the Company owns a 100% working interest and an approximately 75% net revenue interest. The Company added perforations and treated the well with acid. Its production increased by approximately 5 Bbl/d after the initial work. Subsequently, in August 2014, the Company fracture stimulated the well and is awaiting flow back results.

Kansas (Rush County, Kansas)

The Company leased 9,868 gross and net acres in Rush County, Kansas. The Company recently acquired and processed seismic data over this acreage. The primary targets in this area include the Arbuckle, Basal Penn, Reagan, and Lansing-Kansas City formations. The Company’s initial plans include a seven well drilling program. The first of these wells, the Besperat #1, was spudded on August 1st and drilled to a depth of 3,850 feet. The well did not encounter commercial hydrocarbons and will be considered for conversion to a disposal well upon completion of the initial phase of the drilling program. The total dry hole cost was approximately $100,000. The Company moved the rig to the Koriel #1 drilling location where the Arbuckle formation is the primary target with additional potential in the Lansing-Kansas City formation and expects to spud the well in August 2014.

Turkey Track Prospect (Eddy County, New Mexico)

The Company owns a non-operated interest in the Turkey Track Prospect. The operator of this acreage, Mewbourne Oil Company, is actively drilling horizontal 1st and 2nd Bone Spring wells. The most recent completion, the Zircon 2 B1EH State 2H, is the first well targeting the 1st Bone Spring. The well was completed in July 2014 and achieved a maximum 24-hour production rate of 632 Boe/d (of which 87% was oil) and a 10-day average production rate of 549 Boe/d (of which 81% was oil). The Company owns an approximately 13% working interest and 9% net revenue interest in this well.

On July 20, 2014, the operator spudded the Bradley 31 B2DA Federal Com 1H well, which is currently being drilled. This well targets the 2nd Bone Spring. The Company owns an approximately 7% working interest and 5% net revenue interest in this well. Including this well, the Company has 11 gross locations (1.1 net) remaining targeting the 2nd Bone Spring and 12 gross locations (0.9 net) targeting the 1st Bone Spring.

Perla Verde Area (Lea County, New Mexico)

The Company owns non-operated interests in the Perla Verde Area. It recently approved drilling four gross wells (0.2 net). These wells, the Perla Verde 31 State Com 1H, 2H, 3H and 4H wells, will be operated by XTO Energy, Inc. The Company owns working interests ranging from 4.7% to 6.3% and net revenue interests ranging from 3.5% to 4.7% in these wells.

Red Lakes Area (Eddy County, New Mexico)

The Company owns a non-operated interest in the Red Lakes Area. In June 2014, LRE Operating completed two vertical wells targeting the Yeso formation, the Southern Union 30G State 3 well and the Horseshoe State 3 well. The Company owns an approximately 14% working interest and 12% net revenue interest in the Southern Union 30G State 3 well and an approximately 13% working interest and 9% net revenue interest in the Horseshoe State 3 well. Early production rates from the wells were 137 Boe/d (of which 88% was oil) and 140 Boe/d (of which 86% was oil), respectively.

The Company recently approved the drilling of four additional gross wells (0.9 net) in the Red Lakes Area. These wells, the T Rex 31 State 1, 2, 3, and 4 wells, will be operated by Apache Corp. The Company owns an approximately 22% working interest and 16% net revenue interest in each of these wells.

About Red Mountain Resources, Inc.

Red Mountain Resources, Inc. is a Dallas-based growth-oriented energy company engaged in the acquisition, development and exploration of oil and natural gas properties in established basins with demonstrable prolific producing zones. Currently, the Company has established acreage positions and production in the Permian Basin of West Texas and Southeast New Mexico and the onshore Gulf Coast of Texas. Additionally, the Company has an established and growing acreage position in Kansas. For more information, please go to www.RedMountainResources.com.

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended May 31, 2013, its Form 10-Q for the quarter ended March 31, 2014, and its other filings with the SEC. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.